Form of	Exhibit (a)(31)
JANUS INVESTMENT FUND
Certificate of Establishment and Designation of Share Classes
     The undersigned, being the Secretary of Janus Investment Fund, a Massachusetts business trust with transferable shares (the “Trust”), being duly authorized by vote of a Majority of the duly elected and qualified Trustees of the Trust acting pursuant to Section 3.6 and Section 4.1 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as further amended from time to time (the “Declaration”) in which the Board of Trustees approved the establishment and designation of Class A Shares, Class C Shares, Class I Shares and Class S Shares, each as a separate share class to Janus Venture Fund (the “Fund”), does hereby establish and designate Class A Shares, Class C Shares, Class I Shares and Class S Shares for the Fund, such that the Fund will consist of the following classes of shares (including the share classes now existing for the Fund) as listed below (each, a “Class” and together, the “Classes”) to be effective on or about May 6, 2011:

Series of the Trust	Share Classes

Janus Venture Fund	Class A Shares
Class C Shares
Class D Shares
Class I Shares
Class S Shares
Class T Shares
The assets of the Trust shall be divided, having the relative rights and preferences as follows:
1. The beneficial interest in the Fund shall be represented by a separate series of shares of beneficial interest, par value one cent ($0.01) per share (the “Shares”), consisting of separate Classes. The Series shall bear the name of the Fund and shall represent the beneficial interest only in such Fund. An unlimited number of Shares of such Series may be issued.
2. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust’s then effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, as amended (the “1940 Act”).
3. The Shares of each Class of the Fund shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to other powers of the Trustees, all as set forth in paragraphs (a) through (m) of Section 4.2 of the Declaration. Without limitation of the foregoing sentence and as described in subsection (e) of Section 4.2 of the Declaration, each Share of the series shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of such Series, or such Class as the case may be, shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the Fund, all as provided in the Declaration.
4. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Fund may, pursuant to a Plan adopted by the Trustees pursuant to Rule 18f-3 under the 1940 Act, or such similar rule or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class, and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.
5. Subject to the provisions and limitations of Section 7.3 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument in writing signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment materially adversely affects the rights of the Shareholders of the Fund, or a particular Class of the Fund, such amendment may be adopted by an instrument in writing signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with subsection (e) of Section 4.2 of the Declaration of the holders of a majority of all the Shares of the Fund, or the particular Class of the Fund, outstanding and entitled to vote.
6. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration filed with the Secretary of State of The Commonwealth of Massachusetts.
     IN WITNESS WHEREOF, the undersigned has set her hand and seal this 18th day of April, 2011.

Stephanie Grauerholz-Lofton, Secretary

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)
     BEFORE ME, the undersigned authority, on this day personally appeared Stephanie Grauerholz-Lofton, Secretary of Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this ___ day of April, 2011.

My Commission Expires:
06/08/2011	Lynn D. Williams, Notary Public